Exhibit 99.1

Allied Nevada Reports Q2 2011 Net Income of $3.6 Million ($0.04/Share)

Adjusted Cash Costs1 of $459 Per Ounce For Q2 2011, $475 Per Ounce Year-to-Date

August 4, 2011, Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to report its financial and operating results for the three and six months ended June 30, 2011. The results presented in this press release should be read in conjunction with the Company’s Form 10-Q (quarterly report) filed on SEDAR and Edgar and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP and are expressed in U.S. dollars.

Q2 Financial and Operating Highlights:

•	Hycroft maintains an excellent operating record with no lost time accidents or significant environmental incidents in the second quarter of 2011.

•

The Hycroft Mine operations continue to achieve production goals. Second quarter production of 22,783 ounces of gold is as expected, while silver production reached a record of 93,211 ounces, above expectation. Production is expected to increase through the remainder of 2011 as the impact of the increased processing capacity of the Merrill-Crowe plant and the implementation of the accelerated heap leach expansion project begin to take effect.

•

Second quarter gold sales of 20,293 ounces were in-line with expectation, while the better than planned silver production resulted in record silver sales of 85,092 ounces. Adjusted cash cost[1] was $459 per ounce for the second quarter of 2011, in-line with previously stated guidance of $450-$490 per ounce.

•

Revenue from gold and silver sales in the second quarter of 2011 was $33.6 million compared with $37.1 million in the same period last year. The average realized gold price in the second quarter of 2011 was $1,504 per ounce, compared with $1,216 per ounce, in the corresponding period in 2010.

•

Allied Nevada achieved net income of $3.6 million ($0.04 per share) in the second quarter of 2011, compared with net income of $20.8 million ($0.26 per share) for the same period in 2010. The decrease in year-over-year income is primarily attributed to fewer ounces sold and higher exploration expenses and a net income tax (expense) benefit change of $7.0 million in the second quarter of 2011. The exploration expenditures in the second quarter of 2011 were higher than the comparative period in 2010 as the Company decided to accelerate drilling at Hasbrouck to assess the high-grade Saddle Zone discovery and follow-up on other target areas identified at the property in the first quarter of 2011.

•	Cash and cash equivalents at June 30, 2011, were $305.3 million.

•	Cash flow provided by operating activities was $4.1 million for the second quarter of 2011, compared $11.6 million in the same period in 2010.

•

For the second quarter of 2011, cash used in investing activities was $18.4 million compared with $8.5 million in the same period in 2010. Investing activities in the second quarter were primarily related to capital expenditures and mine development costs for to the implementation of the accelerated heap leach expansion project.

[1]

Allied Nevada uses the non-GAAP financial measures “adjusted cash cost per ounce” and “adjusted cash cost” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

•

In the second quarter of 2011, net cash used in financing activities was $1.5 million compared with net cash provided by financing activities of $256.9 million for the same period in 2010. Cash provided by financing activities in the second quarter of 2010 was a result of the cross-border financing that was completed in June 2010.

•	In May, 2011, Allied Nevada entered into a three-year $30 million revolving credit facility of which no borrowings were outstanding as of June 30, 2011.

Q2 Exploration Highlights:

•

In Q2 2011, the Company drilled 82 holes totaling 88,531 feet of drilling at Hycroft with a continued focus on infill and engineering drilling in support of the milling feasibility study. The Company expects to issue the results of the milling feasibility study and a reserve and resource update for Hycroft in the third quarter of 2011.

•

Exploration programs at the Hasbrouck Project continue to provide encouraging results with the extension of the Saddle Zone to the south and the discovery of two new higher-grade zones, east of the Saddle Zone. The Company drilled 39 holes totaling 33,584 feet in the second quarter of 2011, highlighted by the Franco Zone discovery on the east side of the mountain and a third zone, which may be a feeder system to, or be contiguous with, the Saddle Zone.

“Hycroft is meeting its operating goals, with silver production continuing to impress management. These goals are being achieved amid significant ongoing construction projects related to the expansion while maintaining an excellent safety record,” commented Scott Caldwell, President & CEO of Allied Nevada. “We expect solid operating results in the second half of 2011 and look forward to providing potentially significant news updates, including a reserve and resource update for Hycroft and the results of the feasibility study for the Hycroft Mill Expansion Project.”

Operations Update

Key operating statistics for the second quarter and first half of 2011 as compared with the same periods of 2010, are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Ore mined (000’s tons)	4,202	2,715	7,171	4,688
Waste mined (000’s tons)	3,693	4,365	8,504	7,711

Total material mined (000’s tons)	7,895	7,080	15,675	12,399

Ore grade - gold (opt)	0.014	0.024	0.014	0.024
Ore grade - silver (opt)	0.406	0.292	0.320	0.320

Ounces produced – gold	22,783	31,419	43,501	54,123
Ounces produced - silver	93,221	62,008	154,972	115,499

Ounces sold – gold	20,293	29,560	41,634	49,999
Ounces sold – silver	85,092	63,859	144,658	114,796

Average realized price - gold ($/oz)	$1,504	$1,216	$1,451	$1,171
Average realized price - silver ($/oz)	$36	$18	$35	$18

Average spot price - gold ($/oz)	$1,507	$1,197	$1,456	$1,152
Average spot price - silver ($/oz)	$38	$18	$35	$18

Total adjusted cash costs[1] (000's)	$9,310	$12,059	$19,778	$19,971
Adjusted cash cost[1]	$459	$408	$475	$399

1.	Allied Nevada uses the non-GAAP financial measures “adjusted cash cost per ounce” and “adjusted cash cost” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

Q2 2011 Financial & Operating Results	2

Second quarter gold production of 22,783 ounces was as expected, while silver production for the second quarter exceeded expectations with 93,221 ounces produced. Similarly, year-to-date gold production met expectations, while silver exceeded expectations. Per previously stated guidance, production is expected to increase in the second half of 2011 as the impact of mining more ore tons and the increased processing capacity of the Merrill Crowe plant begins to take effect. The mine reported no safety or environmental incidents in the first half of 2011.

Hycroft mined 7.9 million tons of material in the second quarter of 2011, including 4.2 million tons of ore at average grades of 0.014 opt gold and 0.406 opt silver. Average gold grades mined in the second quarter of 2011 were as expected, but lower when compared with the second quarter of 2010 as mining activities continue in a lower grade phase of the Brimstone pit. Average silver grades were significantly better than expected and higher when compared with the same period in 2010. Historical drilling, which makes up a large component of the Brimstone deposit database, had limited silver assay data and thus the model continues to underestimate silver grades. The mine placed approximately 98,336 contained ounces of gold (recoverable – 55,700 ounces) and 2,291,083 ounces of silver (recoverable – 229,100 ounces) on the leach pads in the first half of 2011.

Adjusted cash costs1 of $459 was better than expected, primarily due to the credit from higher than anticipated silver revenue. For the year to date 2011, adjusted cash costs1 of $475 is within previously stated full year guidance range of $450-490 per ounce.

Implementation of the accelerated heap leach mining expansion plan is progressing well. Expansion of the Merrill-Crowe plant to increase solution processing capacity from 3,500 gpm to 5,000 gpm is expected to be completed and operating in the third quarter of 2011. Construction of the new truck shop capable of servicing the larger mining equipment is on track to be completed by the end of 2011. To date, five of the 320-ton trucks and two hydraulic shovels are operating as part of the accelerated heap leach mining expansion.

Exploration

At Hycroft, the Company completed 88,531 feet of drilling in 82 holes in the second quarter of 2011. The primary focus for the second quarter program was to continue infill and engineering drilling in support of the milling feasibility study. Results of the second quarter drill program continue to include long intervals of at or above average resource grade mineralization. The Company has begun step out drilling to the south of the Vortex Zone to test for continuity of mineralization. Drilling for the remainder of 2011 will be focused on infill, limited step out drilling and condemnation drilling related to the milling feasibility study.

At Hasbrouck, the Company drilled 39 holes in the second quarter of 2011 totaling 33,584 feet. Drilling in the second quarter focused on understanding the extent of the mineralization in the high-grade Saddle Zone and following up on suspected higher grade targets. This drilling was successful in expanding the

Q2 2011 Financial & Operating Results	3

Saddle Zone to the south, while the zone remains open along a northeast-southwest trend and at depth. New higher grade zones of mineralization were also identified through drilling in the second quarter, including the discovery of the Franco Zone to the east, as were announced in the July 19, 2011 press release.

The Company increased its land position in the Hasbrouck district from 2 square miles to approximately 17 square miles in the first quarter of 2011 to encompass geophysical anomalies identified through recent gravity surveying, zones of epithermal alteration, and sites of historical mining. The Company completed initial field work and sampling of this newly acquired Klondike Flats area, located south of the current known resource, in the second quarter of 2011. The Company has commenced the first phase of the Klondike Flats drill program focusing on outcropping zones of epithermal alteration, which is coincident with geophysical anomalies.

2011 Outlook

Hycroft Operations

In 2011, we expect Hycroft to mine approximately 40.0 million tons of material, including 23.4 million tons of ore at average grades of 0.0136 opt gold. The average grades in 2011 are expected to be lower than those mined in 2010 as the mine moves through a lower grade phase of mining of the Brimstone pit. The silver to gold production ratio in 2011 is expected to be 2.7 ounces of silver for each ounce of gold.

Mining equipment deliveries in connection with the accelerated heap leach plan are generally as expected. As previously reported, the tragic events that occurred in Japan in March have delayed the delivery of a large capacity shovel that had been expected to be in operation in the second quarter of 2011. Based on recent information regarding the status of the shovel, the Company continues to expect that the shovel will be operational in third quarter of 2011. Reflecting the impact of the delayed shovel delivery, Allied Nevada reiterates full year 2011 production guidance of 115,000 - 125,000 ounces of gold and adjusted cash costs of $450-$4901.

Production is expected to increase through the second half of 2011 as the impact of the increased solution processing capacity and mining more tons and placing more ore begins to take effect. The overall strip ratio for 2011 is expected to be less than 1:1. The strip ratio was higher in the first half of 2011, but is expected to decline through the remainder of 2011. Adjusted cash cost1 per ounce is expected to be higher in 2011 as compared to 2010 due to higher commodity price expectations, a lower grade mining phase and an increased waste mining rate as the mine continues to ramp up the oxide expansion. Adjusted cash costs1 are calculated assuming a silver selling price of $22/ounce and fuel price of $100/barrel. It is expected that a $10/barrel change in the world fuel price would result in a $10 per ounce change in operating expense.

Exploration

Company-wide exploration expense in 2011 is expected to be $25.6 million with an additional $9.1 million of capitalized mine development costs. The 2011 exploration program at Hycroft includes 60,000 meters of planned drilling with work for the remainder of the year focused on step-out drilling to test additional targets outside of the current known mineralization at Hycroft and expand the resource base.

[1]

Allied Nevada uses the non-GAAP financial measures “adjusted cash cost per ounce” and “adjusted cash cost” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding these measures.

Q2 2011 Financial & Operating Results	4

Exploration plans at Hasbrouck continue to focus on delineating high-grade zones discovered in the first quarter and second quarter of 2011 and increasing the confidence level of and expanding the current resource base. The goal for Hasbrouck is to define a development scenario that best fits the current mineralization. An exploration program has been designed at other exploration properties to test a number of encouraging targets identified through the successful 2010 field program.

Major Capital Programs

Capital additions in 2011 are expected to total approximately $110 million. Significant capital projects include the following: expansion of the mobile equipment fleet at Hycroft with additional 320-ton haul trucks and larger capacity shovels ($53 million); support building improvements, increased process plant capacity modifications and ongoing leach pad expansion at Hycroft ($22 million); capitalized stripping and drilling ($9 million); and other capitalized spending of $26 million. We expect to lease a significant portion of the mobile equipment through capital leases. As of June 30, 2011, approximately $42.6 million of the 2011 capital program associated with the Hycroft accelerated heap leach project has been spent or committed, inclusive of the capital leases for mobile mining equipment.

The Company continues to implement near and long-term opportunities to increase production, reduce costs, and extend the life of the Hycroft mine. These initiatives include:

1.	Continued implementation of the Hycroft Accelerated Oxide Heap Leach Project: The mine has been successful in initiating the accelerated oxide heap leach plan with the addition of a crushing circuit, completion of the 2010 leach pad expansion and integration of the larger scale mining equipment. The operating plan will be to continue increasing the mining rate as new equipment is delivered throughout 2011. The goal for 2011 is to increase the mining rate to 40 million tons (from 26.5 million in 2010) and ultimately to 81 million tons by 2012. By tripling the mining rate, we expect the mine to increase annual gold production to average over 260,000 ounces by 2012.

2.	Hycroft Milling Project development: Based on the positive results of the milling scoping studies completed in 2010, the Company intends to complete an feasibility study for a milling scenario to develop the most economically viable solution for extracting the large resource at Hycroft. It is currently expected that this study will be completed in the third quarter of 2011.

3.	Develop exploration properties: A greater emphasis is being placed on regional exploration targets and advancing potential development properties in 2011. Exploration programs have been designed for a number of the Company’s other exploration properties in 2011 to follow up on opportunities identified during the 2010 field program.

Conference Call Information

Allied Nevada will host a conference call to discuss these results on Friday, August 5, 2011 at 8:00 am PT (11:00 am ET), which will be followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-800-814-4861

Outside of Canada & US – 1-416-644-3416

Replay (available until August 19, 2011):

Access code:4461511#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

Q2 2011 Financial & Operating Results	5

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning the timing, results and benefits of exploration, operations, drill programs, Hycroft expansion economics and engineering assessments and feasibility studies; expectations regarding the expected timing, cost and financing of exploration spending and equipment and the anticipated benefits of such items; potential growth and optimization opportunities; the completion, costs and benefits of expansions at Hycroft; the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; mineral reserve and resource estimates; cost and expense estimates, estimates of gold and silver grades and waste mined; the overall strip ratio; the silver to gold production ratio; estimates of recovery rates; the life of the Hycroft mine and the cash flow generated by the property; the amount and timing of future gold and silver production and sales from the Hycroft mine and the associated cost of sales; fuel prices and cyanide consumption; the sufficiency of current oxide reserves; expectations regarding the Company’s future capital requirements and expenditures and the sources and adequacy of liquidity available to the Company; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning mineral reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Non-GAAP Measures

Adjusted cash costs is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash costs does not include stripping costs deemed to be abnormal. Abnormal stripping costs are those that exceed the life-of-mine strip ratio. Adjusted cash costs provides management and investors with a measure to assess the Company’s performance against other precious metals companies and performance of the mining operations over multiple periods. Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. For further information, see our audited financial statements filed with our annual report on Form 10-K.

The table below presents a reconciliation between non-GAAP adjusted cash costs to costs of sales (GAAP) for the three and six month periods ended June 30, 2011 and 2010 (in thousands, except ounces sold):

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Total cost of sales	$13,929	$15,171	$28,624	$25,733
Less:
Stripping costs	—	(209)	(650)	(726)
Depreciation and amortization	(1,558)	(1,727)	(3,116)	(3,005)
Silver revenues	(3,061)	(1,176)	(5,080)	(2,031)

Total adjusted cash costs	$9,310	$12,059	$19,778	$19,971
Gold ounces sold	20,293	29,560	41,634	49,999
Adjusted cash costs	$459	$408	$475	$399

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com

Q2 2011 Financial & Operating Results	6

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(US dollars in thousands, except shares)

	(Unaudited) June 30, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$305,263	$337,829
Inventories	13,633	9,978
Ore on leach pads	64,358	49,357
Prepaids and other	5,570	7,405
Deferred tax asset, current	4,477	4,655

Current assets	393,301	409,224

Plant and equipment, net	91,030	66,081
Mine development	32,153	18,874
Restricted cash	18,942	15,020
Other assets, non-current	2,175	2,292
Mineral properties	35,522	35,522
Deferred tax asset, non-current	19,556	20,339

Total assets	$592,679	$567,352

Liabilities:
Accounts payable	$20,181	$14,931
Other liabilities, current	1,906	1,732
Capital lease obligations, current	5,737	3,215
Asset retirement obligation, current	463	463

Current liabilities	28,287	20,341

Capital lease obligations, non-current	18,672	11,104
Asset retirement obligation, non-current	6,365	6,303
Other accrued liabilities, non-current	9,911	6,850

Total liabilities	63,235	44,598

Commitments and Contingencies

Shareholders’ Equity:
Common stock ($0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: 89,290,898 at June 30, 2011 and 88,958,989 at December 31, 2010)	89	89
Additional paid-in-capital	586,227	583,354
Accumulated deficit	(56,872)	(60,689)

Total shareholders’ equity	529,444	522,754

Total liabilities and shareholders’ equity	$592,679	$567,352

Q2 2011 Financial & Operating Results	7

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(US dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenue	$33,580	$37,112	$65,506	$60,571

Operating expenses:
Cost of sales (excludes depreciation, amortization, and accretion)	12,371	13,235	24,858	22,002
Stripping costs	—	209	650	726
Depreciation and amortization	1,558	1,727	3,116	3,005

Total cost of sales	13,929	15,171	28,624	25,733

Exploration and land holding costs	8,889	4,978	16,949	8,829
Accretion	111	112	223	222
Corporate general and administrative	5,474	4,541	14,175	8,253

Income from operations	5,177	12,310	5,535	17,534

Interest income	114	34	129	46
Interest expense	(148)	(93)	(304)	(188)
Net foreign exchange gain	6	2,099	40	2,170
Other income	—	3	6	272

Income before income taxes	5,149	14,353	5,406	19,834

Income tax (expense) benefit	(1,513)	6,437	(1,589)	4,610

Net income	$3,636	$20,790	$3,817	$24,444

Earnings per share:
Basic	$0.04	$0.26	$0.04	$0.32
Diluted	$0.04	$0.26	$0.04	$0.31

Q2 2011 Financial & Operating Results	8

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$3,636	$20,790	$3,817	$24,444

Adjustments to reconcile net income for the period to net cash provided by operating activities:
Depreciation and amortization	1,558	1,727	3,116	3,005
Accretion	111	112	223	222
Stock-based compensation	1,091	1,187	5,175	2,217
Gain on recognition of deferred income	—	—	—	(269)

Change in operating assets and liabilities:
Inventories	(2,564)	(429)	(3,413)	(2,428)
Ore on leach pads	(8,249)	(4,805)	(12,988)	(9,864)
Prepaids and other assets	3,070	(2,308)	2,311	(2,717)
Deferred tax asset	915	(6,930)	961	(5,316)
Accounts payable	5,056	554	5,250	793
Asset retirement obligation	—	(236)	(161)	(236)
Accrued liabilities and other	(543)	1,938	236	2,591

Net cash provided by operating activities	4,081	11,600	4,527	12,442

Cash flows from investing activities:
Additions to plant and equipment	(12,266)	(7,006)	(17,753)	(10,193)
Additions to mine development	(6,126)	(1,522)	(13,322)	(3,891)
Additions to mineral properties	(100)	—	(100)	—
Increase in restricted cash	(8)	(10)	(3,922)	(928)
Proceeds from other investing activities	60	55	100	60

Net cash used in investing activities	(18,440)	(8,483)	(34,997)	(14,952)

Cash flows from financing activities:
Proceeds on issuance of common stock	339	275,096	611	275,418
Refund (payment) of share issuance costs	15	(17,833)	15	(17,833)
Payment of loan costs	(476)	—	(476)	—
Repayments of principal on capital lease agreements	(1,336)	(331)	(2,246)	(659)

Net cash provided by (used in) financing activities	(1,458)	256,932	(2,096)	256,926

Net increase (decrease) in cash and cash equivalents	(15,817)	260,049	(32,566)	254,416

Cash and cash equivalents, beginning of period	321,080	85,948	337,829	91,581

Cash and cash equivalents, end of period	$305,263	$345,997	$305,263	$345,997

Supplemental cash flow disclosures:
Cash paid for interest	$359	$93	$603	$188
Cash paid for taxes	—	300	—	300
Non-cash financing and investing activities:
Mining equipment acquired by capital lease	1,069	—	12,336	—

Q2 2011 Financial & Operating Results	9